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 1 EX-12.2

        THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES

Exhibit 12.2 - Calculation of Ratio of Earnings
               to Fixed Charges for the 13 weeks
               ended April 30, 1994 and May 1, 1993

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                                                   13 Weeks Ended
                                         ---------------------------------
(in thousands, except ratios)              April 30, 1994      May 1, 1993
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    Interest                                   $ 5,720            $ 5,012
    Interest factor in rental expense            1,469              1,364
    Capitalized interest                           341                166
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(a) Fixed charges, as defined                  $ 7,530            $ 6,542
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    Earnings before income taxes and
      cumulative effect of change in
      accounting principle                     $27,980            $21,169
    Fixed charges                                7,530              6,542
    Capitalized interest                          (341)              (166)
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(b) Earnings, as defined                       $35,169            $27,545
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(c) Ratio of earnings to fixed charges
    (b divided by a)                              4.7x               4.2x
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